Exhibit 2.1

RESTRUCTURING AGREEMENT

This RESTRUCTURING AGREEMENT (this “Agreement”), dated as of October 5, 2010, is made by and among:

(i)            Betsey Johnson LLC, a Delaware limited liability company (the “Company”), Betsey Johnson (UK) Limited, a company organized under the laws of the United Kingdom and a wholly-owned subsidiary of the Company, and Betsey Johnson Canada Ltd., a company organized under the laws of the province of British Columbia and a wholly-owned subsidiary of the Company (each a “Seller” and, collectively, the “Sellers”);

(ii)           B J Vines, Inc., a New York corporation (“Vines”), Betsey Johnson, an individual (“Johnson”), and Chantal Bacon, an individual (“Bacon”);

(iii)          Castanea Family Investments, LLC, Castanea Family Holdings, LLC and Castanea Partners Fund III, L.P., each a Delaware limited liability company (collectively, the “Castanea Entities”); and

(iv)          Steven Madden, Ltd., a Delaware corporation (“Madden”), BJ Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of Madden (“BJ Lender”), BJ Agent LLC, a Delaware limited liability company and a wholly-owned subsidiary of Madden, as agent under the Existing Loan Agreement (as defined herein) (in such capacity, “BJ Agent”), and Madden or a designated wholly-owned subsidiary of Madden (“New Lender”).

BJ Lender is also sometimes referred to herein as “Purchaser.”

Vines, Johnson and Bacon are parties to this Agreement solely for purposes of ARTICLE I, Section 2.3, ARTICLE IV, ARTICLE V, Section 7.3, Section 7.4, Section 7.6, and ARTICLE IX, but shall not include such parties in connection with Section 9.4.

The Castanea Entities are parties to this Agreement solely for purposes of ARTICLE I, ARTICLE IV, ARTICLE V, Section 7.3, Section 7.4, Section 7.6, Section 8.4, Section 8.5 and ARTICLE IX, but shall not include such parties in connection with Section 9.4.

Certain terms used in this Agreement are defined in Section 1.1.

W I T N E S S E T H:

WHEREAS, the Company and its subsidiaries are engaged in the business of designing, producing, manufacturing, marketing and selling women’s apparel and related products (the “Business”);

WHEREAS, the Company is party to that certain Loan and Security Agreement, dated as of August 20, 2007, among the Company, BJ Agent and BJ Lender (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Existing Loan Agreement”), and the Company’s obligations thereunder are secured by substantially all of the assets of the Company and a pledge of the equity interests in the Company by each of Vines, the Castanea Entities, Johnson and Bacon;

WHEREAS, the parties desire to effect an out-of-court restructuring of the Company all as more specifically provided herein, including the following: (i) the Purchased Assets shall be sold, transferred and assigned to Purchaser in exchange for the Purchase Price, (ii) the Existing Obligations (other than those, if any, which survive termination as provided herein) shall be cancelled, (iii) the New Licenses and the Supply Agreement shall be entered into, (iv) the New Term Loan shall be made by New Lender to the Company, (v) as additional consideration for the cancellation of the Existing Obligations, the Company shall issue a preferred equity interest to BJ Lender, (vi) the Capital Contribution shall be made by the Castanea Entities to the Company, and (vii) the Company shall otherwise be recapitalized and restructured as provided in that certain Restated Company LLC Agreement of even date; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Amended Inbound Johnson License” means the License Agreement dated as of August 21, 2007 between Johnson, as licensor, and the Company, as licensee (as amended and restated effective immediately prior to the Closing to be in substantially the form attached hereto as Exhibit A).

“Amended Outbound Johnson License” means the Trademark License Agreement—Royalty-free dated as of August 21, 2007 between the Company, as licensor, and Johnson, as licensee (as amended and restated effective immediately prior to the Closing to be in substantially the form attached hereto as Exhibit B).

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized by law to close.

“Claims” means all rights, claims (including any cross claim or counterclaim), investigations, causes of action, choses in action, charges, suits, defenses, demands, damages, defaults, assessments, rights of recovery, rights of set off, rights of recoupment, litigation, third party actions, arbitral proceedings or proceedings by or before any Governmental Entity or any other Person, of any kind or nature, whether known or unknown, accrued, fixed, absolute, contingent or matured, liquidated or unliquidated, due or to become due, and all rights and remedies with respect thereto.

“Contract” means any contract, indenture, note, bond, lease, license, purchase or sale order, warranty, commitment, or other written or oral agreement, in each case to which a Seller is a party and that is related or beneficial to the Business.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, ledgers, journals, regulatory filings, technical documentation, Intellectual Property records, and advertising, marketing and sales documentation in the possession or control of a Seller, whether in written or electronic form.

“Excluded Intellectual Property” means Copyrights, Know How and Software, and Equivalent Rights of the foregoing types, to the extent solely relevant to the Company’s general business operations and infrastructure, and shall not include any Seller Intellectual Property relevant to design, manufacture, promotion, sale, and distribution of merchandise or provision of any services offered under or bearing any Trademarks. Examples of Excluded Intellectual Property are, to the extent not relevant as provided above to products or services offered under or bearing any Trademarks: general business and accounting records; documents and information about employees and other personnel; documents and information about insurance, taxes, real estate, and regulatory compliance; inventory management; procurement of business supplies; purchase orders, invoices, and commercial agreements; and incorporation materials; and third party Software used by the Sellers in the normal course of business for purposes such as word processing, spreadsheets, databases, e-mail, calendars, and other standard applications.

“Existing Obligations” means the Obligations (as defined in the Existing Loan Agreement).

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Inbound License” means any license, sublicense or other agreement pursuant to which a third party expressly authorizes any Seller to use, practice any rights under, co-exist with or grant sublicenses with respect to any Seller Licensed Intellectual Property and which provides for royalty, license fee or other payment obligations on account of such authorization.

“Intellectual Property” means all: (i) patents (including utility and design patents), patent applications, Patent Cooperation Treaty filings, patent disclosures and all related extensions, continuations, continuations-in-part, divisions, reissues, and reexaminations, utility models, certificates of invention and design patents, and all extensions thereto (“Patents”), (ii) trademarks, service marks, trade dress, brand names, certification marks, logos, slogans, rights in designs, industrial designs, corporate names, trade names, business names, geographic indications and other designations of source, origin, sponsorship, endorsement or certification, together with the goodwill associated with any of the foregoing, in each case whether registered or unregistered, and all applications and registrations therefor (“Trademarks”), (iii) domain names, URLs and any other addresses for use on the Internet, mobile devices or any other computer network or communication system (“Domain Names”), (iv) copyrights and registrations and applications therefor, together with all renewals, extensions, translations, adaptations, derivations and combinations therefor, works of authorship, publications, documentation, website content, rights in fonts and typefaces, and database rights (“Copyrights”), (v) “look and feel” of websites, rights of publicity, rights of privacy, royal warrants and moral rights, (vi) know-how, trade secrets, confidential and proprietary information, concepts, ideas, designs, knowledge, rights in research and development, financial, marketing, technical and business data, pricing and cost information, plans (including business and marketing plans), algorithms, formulae, inventions, processes, techniques, designs, drawings (including engineering and auto-cad drawings), specifications, databases, blue prints, and customer and supplier lists and information, in each case whether or not known to the public, whether patentable or not and whether or not reduced to practice, but in each case only to the extent reduced to tangible form (“Know-How”), (vii) computer programs, proprietary software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, operating systems, design documents, website code and specifications, flow-charts, user manuals and training materials relating thereto and any translations thereof (“Software”), and (viii) other intellectual property or similar corresponding or equivalent right to any of the foregoing or other proprietary or contract rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) (“Equivalent Rights”), in each case in any jurisdiction throughout the world.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or not accrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction (other than any of the foregoing imposed under applicable law).

“Order” means any writ, judgment, decree, stipulation, agreement, determination, award, injunction or similar order of any Governmental Entity, whether temporary, preliminary or permanent.

“Outbound License” means any license, sublicense or other agreement pursuant to which any Seller expressly authorizes a third party to use, practice any rights under, co-exist with or grant sublicenses with respect to any Seller Intellectual Property and which provides for royalty, license fee or other payment obligations on account of such authorization.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Purchased Intellectual Property” means all Seller Intellectual Property other than Excluded Intellectual Property.

“Riverhead Lease” means the Lease Agreement dated as of 2008 between Tanger Properties Limited Partnership and the Company (as the same may be amended, restated, supplemented or otherwise modified from time to time).

“Seller Intellectual Property” means collectively Seller Owned Intellectual Property and Seller Licensed Intellectual Property.

“Seller Licensed Intellectual Property” means any Intellectual Property owned by any Person other than the Sellers and used in the Business pursuant to a license or sublicense.

“Seller Owned Intellectual Property” means any Intellectual Property owned by any of the Sellers.

“Sellers’ Knowledge” means the actual knowledge, or knowledge after reasonable due inquiry as indicated, of each of the individuals named in Schedule 1.1(a).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having voting power sufficient to elect a majority of its board of directors or other governing body are at any time directly or indirectly owned by such Person.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where applicable, combined, consolidated or unitary returns for any group of entities.

“Transaction Documents” means collectively this Agreement, the Closing Date Transfer Documents, the Payoff Letter, the New Licenses, the Supply Agreement, the New Term Loan Documents and the Equity Documents.

1.2           Rules of Construction.

(a)           This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

(b)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any exhibits and schedules to this Agreement) and not to any particular provision of this Agreement and section and subsection references are to this Agreement unless otherwise specified. The words “include,” “including,” or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Any reference herein to gender shall include all genders.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1           Purchase and Sale of Assets. At the Closing, on the terms and subject to the conditions set forth in this Agreement, Purchaser shall purchase, acquire and accept from the Sellers, and the Sellers shall sell, transfer, assign, convey and deliver to Purchaser, all of the Sellers’ respective right, title and interest in and to only the following assets of the Sellers as of the Closing, and in any event excluding the Excluded Assets (collectively, the “Purchased Assets”):

(a)           all Purchased Intellectual Property, including the items of Purchased Intellectual Property set forth on Schedule 2.1(a);

(b)           the Contracts set forth on Schedule 2.1(b), including the Amended Outbound Johnson License (the “Purchased Outbound Licenses”);

(c)           the Contracts set forth on Schedule 2.1(c) (the “Purchased Licensing Agent Agreements”);

(d)           the Contracts set forth on Schedule 2.1(d), including the Amended Inbound Johnson License (the “Purchased Inbound Licenses” and, together with the Purchased Outbound Licenses and the Purchased Licensing Agent Agreements, the “Purchased Contracts”); and

(e)           all rights to receive income, if any, in respect of the Purchased Contracts on or after the earlier of October 1, 2010 (the “Cut-Off Date”) and the Closing Date, subject in the case of the Purchased Outbound Licenses to the provisions of Section 2.7(c).

2.2           Excluded Assets. Notwithstanding anything to the contrary contained herein, nothing herein shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and the Sellers shall retain all right, title and interest to, in and under, and all obligations with respect to, the Excluded Assets. For all purposes of and under this Agreement, the term “Excluded Assets” means all assets, properties, interests and rights of the Sellers other than the Purchased Assets, including all of the Sellers’ respective right, title and interest in and to the following:

(a)           all Excluded Intellectual Property;

(b)           the Contracts, if any, set forth on Schedule 2.2(b) (the “Excluded Outbound Licenses”);

(c)           the Contracts, if any, set forth on Schedule 2.2(c) (the “Excluded Inbound Licenses”);

(d)           all rights to receive income, if any, in respect of the Purchased Contracts prior to the earlier of the Cut-Off Date and the Closing Date, subject in the case of the Purchased Outbound Licenses to the provisions of Section 2.7(c);

(e)           all minute books, stock ledgers, corporate seals and stock certificates of the Sellers (and similar items in the case of a Seller that is not a corporation), and other Documents relating to the organization and existence of the Sellers as legal entities, including Tax Returns, financial statements and corporate or other entity filings; and

(f)           all rights of the Sellers under this Agreement and the other Transaction Documents.

2.3           Assumption of Liabilities. On the terms and subject to the conditions and limitations set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, and shall pay, perform and discharge in accordance with their respective terms, only the following Liabilities (without duplication) existing as of the Closing Date (collectively, the “Assumed Liabilities”):

(a)           all Liabilities of the Sellers arising or to be performed under the Purchased Contracts; and

(b)           other Liabilities of Sellers arising or to be performed with regard to the Purchased Assets identified on Schedule 2.3(b).

Notwithstanding the foregoing, the Sellers shall remain obligated to pay and perform all obligations of the Riverhead Lease through the Riverhead Deadline.

2.4           Excluded Liabilities. Except for the Assumed Liabilities, Purchaser is not assuming and shall be deemed not to have assumed any other Liabilities of the Sellers or their respective businesses.

2.5           Transfer of Purchased Assets.

(a)           The Purchased Assets shall be sold, transferred, conveyed, assigned and delivered pursuant to transfer agreements and such other instruments as may be reasonably necessary or appropriate to effect a conveyance of the Purchased Assets in accordance with the terms of this Agreement in the jurisdictions in which such transfers are to be made (collectively, the “Transfer Documents”). Such Transfer Documents shall be in such form as Purchaser and the Company shall reasonably agree, and shall include the following (collectively, the “Closing Date Transfer Documents”): (i) a bill of sale in substantially the form attached hereto as Exhibit C (the “Bill of Sale”), and (ii) additional Transfer Documents relating to specified items of Purchased Intellectual Property in substantially the forms attached hereto as Exhibit D (the “IP Transfer Documents”).

(b)           The Closing Date Transfer Documents shall be executed and delivered at or as of the Closing by each of the Sellers and Purchaser as may be party thereto.

2.6           Further Conveyances and Assumptions. From time to time following the Closing, the Sellers and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and other instruments, and take such further actions, as may be reasonably necessary or appropriate to assure each of the Sellers and Purchaser their respective rights, liabilities and obligations under this Agreement. Without limiting the generality of the foregoing, from time to time following the Closing, the Sellers shall fully cooperate with Purchaser, at Purchaser’s expense, so that Purchaser may record all assignments and other documents with the appropriate Governmental Entities and take all other actions reasonably necessary to reflect Purchaser as the record owner and registrant (in a manner such that there is no break in the chain of title) of all Purchased Intellectual Property constituting Seller Owned Intellectual Property that is under application or registered or patented with a Governmental Authority. Johnson and Vines will execute any documents or take such other acts, at Purchaser’s expense, as reasonably requested by Purchaser, to transfer and convey, without representations or warranties of any kind, any interest either may have in (a) any Seller Owned Intellectual Property, or (b) any Intellectual Property that Company and Vines or Johnson have treated as Seller Owned Intellectual Property, including by way of example, the copyright registrations on Schedule 2.1(a) registered in the name of Betsey Johnson.

2.7           Additional Provisions Relating to Outbound Licenses.

(a)           Excluded Outbound Licenses – Termination. Subject to the additional terms and conditions set forth in this Section 2.7(a), the Sellers shall cause each Excluded Outbound License to be terminated, to the extent there is valid cause for such termination and Purchaser informs Sellers that it wishes to pursue such termination at Purchaser’s expense, or to expire in accordance with its terms following the Closing. No Seller shall have any obligation in connection with the foregoing to: (i) pay or provide any consideration (including any termination or settlement fee), whether in cash or otherwise, or incur any Liability; or (ii) seek or agree to any amendment or modification of, or waiver under, any Excluded Outbound License. Notwithstanding the foregoing, with respect to any Excluded Outbound License that by its terms may be terminated prior to its scheduled expiration by any Seller without paying or providing any consideration or incurring any Liability other than payment of a cash termination fee, Purchaser may, in its sole discretion, upon timely written request to the Company together with payment to the Company (to an account or accounts that the Company shall designate) of immediately available funds in the amount of such termination fee, require the Company promptly thereafter to cause such early termination provision to be exercised.

(b)           Excluded Outbound Licenses – Limited License under Purchased Assets. The Limited License shall include a license grant with respect to the Purchased Assets sufficient to permit the Sellers to perform their respective obligations, if any, under each Excluded Outbound License until the termination or expiration thereof in accordance with Section 2.7(a) above.

(c)           Allocation of Outbound License Revenues. Subject to the Closing, any and all fees, royalties and other payment obligations with respect to each Purchased Outbound License and each Excluded Outbound License payable to or for the benefit of the licensor thereunder (collectively, “License Revenues”) shall be allocated as set forth in this Section 2.7(c). Any and all License Revenues based on sales during any period or periods ending prior to the Cut-Off Date (as determined pursuant to the terms of the applicable Outbound License) shall inure to the benefit of the applicable Seller, whether or not due or payable prior to such date. All License Revenues based on sales during any period or periods ending on or after the Cut-Off Date (as determined pursuant to the terms of the applicable Outbound License) shall inure to the benefit of Purchaser. From and after the Closing, the applicable Seller or Purchaser shall cooperate with the other as shall be reasonably necessary to effectuate the allocation provisions of this Section 2.7(c) including making prompt payment to the other party of all cash or other consideration received by it in respect of all License Revenues allocated to the other party as provided above. Each of the Sellers and Purchaser expressly agrees and acknowledges that any License Revenues received by such party that is allocated to the other party as provided above shall at all times constitute the sole and exclusive property of the other party and such License Revenues (i) shall be segregated at all times by such receiving party and shall not be co-mingled with any other funds of such receiving party, (ii) shall not be property of such receiving party nor deemed property of any bankruptcy or other estate of such receiving party, (iii) shall be turned over and delivered to the other party without setoff or reduction promptly (but in no event later than seven (7) days after receipt by such receiving party), and (iv) shall be deemed held in trust by such receiving party for the sole benefit of the other party.

ARTICLE III

CONSIDERATION

3.1           Purchase Price. The aggregate consideration for the Purchased Assets shall be an amount equal to $27,400,000 (the “Purchase Price”). The Purchase Price shall be payable by a credit, effective as of the Closing, against the outstanding principal balance of the Existing Obligations equal to the Purchase Price. Such credit shall be evidenced and effected by a payoff letter in substantially the form attached hereto as Exhibit E (the “Payoff Letter”).

3.2           Purchase Price Allocation. The parties hereto agree that the fair market value of the Purchased Assets is the Purchase Price, that the Purchase Price shall be allocated as specified in Schedule 3.2 (the “Asset Acquisition Statement”), and that all income Tax Returns and reports filed by Purchaser and the Sellers shall be prepared consistently with such allocation. The Sellers and Purchaser shall not, and shall not permit their respective Affiliates to, take any position inconsistent with the Asset Acquisition Statement.

ARTICLE IV

CLOSING

4.1           Closing Date. The closing of the purchase and sale of the Purchased Assets and the other concurrent transactions contemplated by this Agreement (the “Closing”) is taking place at the offices of Goulston & Storrs, P.C. in Boston, Massachusetts on the date hereof (the “Closing Date”) and shall be deemed effective as of 10:00 a.m. (Boston time). All matters at the Closing shall be considered to have taken place simultaneously.

4.2           Deliveries by the Sellers. At the Closing, the Sellers shall deliver to Purchaser:

(a)           the Payoff Letter, duly executed by the Company;

(b)           the Closing Date Transfer Documents, duly executed by each Seller party thereto;

(c)           the Amended Inbound Johnson License and the Amended Outbound Johnson License, duly executed by the Company;

(d)           the New Licenses, duly executed by the Company;

(e)           the Supply Agreement, duly executed by the Company;

(f)           the Promissory Note, the Security Agreement and each other agreement, document or instrument contemplated by the New Term Loan and/or Security Agreement to be delivered at the Closing, duly executed by each Seller to the extent party thereto;

(g)           the Restated Company LLC Agreement, duly executed by the Managers of the Company;

(h)           the Securityholders Agreement, duly executed by the Company;

(i)           a termination agreement or assignment and assumption agreement (the “Riverhead Agreement”) relating to the Riverhead Lease effective as of a date not later than October 31, 2010 (the “Riverhead Deadline”), duly executed and in form and substance reasonably acceptable to Purchaser;

(j)           the third party consents and approvals set forth in Schedule 4.2(j), duly executed and in form and substance reasonably acceptable to Purchaser; and

(k)           a letter agreement among Johnson, the Company and Purchaser in form and substance reasonably acceptable to such parties (the “Johnson Personal Property Acknowledgment”), duly executed and delivered by the Company.

4.3           Deliveries by Johnson. At the Closing, Johnson shall deliver to Purchaser:

(a)           the Payoff Letter, duly executed by Johnson;

(b)           the Amended Inbound Johnson License and the Amended Outbound Johnson License, duly executed by Johnson;

(c)           the Restated Company LLC Agreement and the Securityholders Agreement, duly executed by Johnson;

(d)           the Johnson Personal Property Acknowledgment duly executed and delivered by Johnson; and

(e)           a copyright assignment for copyright registrations she obtained for the Company as identified on Schedule 2.1(a).

4.4           Deliveries by the Castanea Entities, Vines and Bacon. At the Closing, each of the Castanea Entities, Vines and Bacon shall deliver to Purchaser:

(a)           the Payoff Letter, duly executed by such Person; and

(b)           the Restated Company LLC Agreement and the Securityholders Agreement, duly executed by such Person.

4.5           Deliveries by Purchaser. At the Closing, Purchaser shall deliver to the Company:

(a)           the Payoff Letter, duly executed by BJ Lender and BJ Agent;

(b)           the Closing Date Transfer Documents, duly executed by Purchaser to the extent party thereto;

(c)           the New Licenses, duly executed by Purchaser;

(d)           the Supply Agreement, duly executed by Madden;

(e)           the Security Agreement and each other agreement, document or instrument contemplated by the New Term Loan to be delivered at the Closing, duly executed by New Lender to the extent party thereto;

(f)           the Restated Company LLC Agreement and the Securityholders Agreement, duly executed by BJ Lender; and

(g)           the Johnson Personal Property Acknowledgment duly executed and delivered by Purchaser.

4.6           Other Deliveries. Each of the parties expressly agrees to sign and deliver such other and further documents at the Closing (and thereafter) as may be necessary or reasonably requested to implement the transactions contemplated in this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO THE PARTIES

Each party hereby represents and warrants, individually as to himself, herself or itself only and not jointly, as follows:

5.1           Organization and Good Standing. Such Person, if not a natural person, is a corporation, limited liability company or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in the preamble hereto.

5.2           Authorization of Agreement. Such Person has (i) in the case of a natural person, the requisite legal capacity and authority and (ii) otherwise, the requisite corporate, limited liability company or limited partnership power and authority to execute and deliver this Agreement, each other Transaction Document and each other agreement, document or instrument contemplated hereby or thereby to which such Person is a party and to perform such Person’s respective obligations hereunder and thereunder. The execution and delivery of this Agreement, each other Transaction Document and each other agreement, document or instrument contemplated hereby or thereby to which such Person is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, limited liability company or limited partnership action on the part of such Person if not a natural person. Each of this Agreement, each other Transaction Document and each other agreement, document or instrument contemplated hereby or thereby to which such Person is a party has been, or if contemplated to be delivered after the Closing will be, duly and validly executed and delivered by such Person. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3           No Violation. The execution and delivery by such Person of this Agreement, each other Transaction Document and each other agreement, document or instrument contemplated hereby or thereby to which such Person is a party, the consummation of the transactions contemplated hereby and thereby, or compliance by such Person with any of the provisions hereof and thereof do not result in any violation of or default under any provision of (i) the certificate of incorporation and by-laws or comparable limited liability company or limited partnership organizational documents of such Person; or (ii) any Order or law applicable to such Person.

5.4           No Brokers. Such Person does not have any obligation to pay any fees, commissions or other similar compensation to any broker, finder, investment banker, financial advisor or other similar Person in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents.

5.5           No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE V or in ARTICLE VI or Section 7.6: (a) none of the parties nor any other Person makes any other express or implied representation or warranty with respect to any Person, any of the Purchased Assets or any of the transactions contemplated by this Agreement, (b) the Purchased Assets are being sold, transferred, conveyed, assigned and delivered on an “as is, where is” basis, and (c) each party disclaims (i) any other representations or warranties, whether made by such party, any Affiliate thereof, or any of such party’s or such Affiliate’s respective officers, directors, managers, employees, agents or representatives, and whether expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose) and (ii) all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated or furnished (orally or in writing) to any other party or such party’s Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided by any director, manager, officer, employee, agent, consultant or representative of such party or any of such party’s Affiliates).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES RELATING TO THE PURCHASED ASSETS

The Sellers hereby, jointly and severally, represent and warrant to Purchaser as follows:

6.1           Intellectual Property.

(a)           Schedule 2.1(a) sets forth a true and complete list of all Purchased Intellectual Property constituting Seller Owned Intellectual Property and: (i) that is a Trademark or Domain Name under application or registered with a Governmental Body (including the owner; application, registration or other identifying number under which such right is identified; application or registration/issue date, and jurisdiction), (ii) to Sellers’ Knowledge, that is a Copyright registered with the United States Copyright Office by the Company or by Johnson for the benefit of the Company. Section 2.1(a) also identifies material Purchased Intellectual that is not registered with any Governmental Body.

(b)           There are no Outbound Licenses currently in force and effect other than the Purchased Outbound Licenses and the Excluded Outbound Licenses.

(c)           Except as set forth on Schedule 6.1(c), to Sellers’ Knowledge, Sellers’ own all right, title and interest in and to the Seller Owned Intellectual Property, free and clear of any Liens other than Liens to secure the Existing Obligations.

(d)           To Sellers’ Knowledge, none of the Sellers is in breach of any Purchased Contracts which breach would reasonably be expected to have a material adverse effect relevant to the applicable Purchased Contracts.

(e)           Except as set forth on Schedule 6.1(e), to Sellers’ Knowledge, no claim is pending or threatened in writing against any Seller alleging that such Seller is infringing, misappropriating or violating any Person’s Intellectual Property or challenging the ownership, use, validity or enforceability of any Purchased Intellectual Property.

(f)           To Sellers’ Knowledge, the Seller Owned Intellectual Property does not infringe, misappropriate or otherwise violate any Person’s Intellectual Property, in each case, which would reasonably be expected to have a material adverse effect on the Purchased Assets taken as a whole.

(g)           To Sellers’ Knowledge, none of the Purchased Intellectual Property constituting Seller Owned Intellectual Property is subject to any outstanding Order.

(h)           There are no Outbound Licenses currently in force and effect pursuant to which any Seller expressly authorizes any Person with respect to the manufacture and sale of fragrances under any Trademark included in the Purchased Intellectual Property anywhere in the world, other than those that have been disclosed to Purchaser, which are listed on Schedule 6.1(h).

(i)           Other than as scheduled on Schedule 6.1, to Sellers’ Knowledge, no Person is infringing, misappropriating or otherwise violating any Seller Owned Intellectual Property, and no claims are pending or threatened in writing against any Person by any Seller alleging that any Person is infringing, misappropriating or violating any Seller Intellectual Property, in each case, which would reasonably be expected to have a material adverse effect on the Purchased Assets taken as a whole.

(j)           To Sellers’ Knowledge, there are no restrictions on the direct or indirect transfer of any Seller Intellectual Property or Purchased Contracts to Purchaser.

ARTICLE VII

COVENANTS

7.1           Preservation of Records. The Sellers and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the Purchased Assets for two years after the Closing Date and shall make such records available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings or Tax audits against or investigations by a Governmental Body of such party or any of its Affiliates or in order to enable such party to comply with its obligations under this Agreement, any of the other Transaction Documents or any other agreement, document or instrument contemplated hereby or thereby. The provisions of this Section 7.1 are cumulative with, and not in lieu of, the provisions of Section 7.2

7.2           Access to Related Documents. From and after the Closing, the Sellers shall reasonably cooperate with Purchaser as shall be necessary to afford Purchaser reasonable access to Documents relating to the Purchased Assets (excluding, for avoidance of doubt, any Excluded Assets).

7.3           Confidentiality. Except as otherwise expressly permitted by this Agreement, the parties shall refrain from disclosing the fact or terms of this Agreement or the transactions contemplated hereby to any Person, other than the parties’ respective Affiliates and the respective officers, directors, managers, members, partners, shareholders, employees, representatives, prospective financing sources or prospective transferees of any of the foregoing Persons, to whom disclosure of the terms of this Agreement is or becomes reasonably necessary. Notwithstanding the foregoing, the fact or terms of this Agreement may be disclosed to any Person, whether by providing such Person with photocopies of all or portions of this Agreement or otherwise: (i) to the extent required by applicable securities or other laws, rules or regulations; (ii) as may be required in the defense of any claim, suit, action or other proceeding; or (iii) with the prior written approval of each of Purchaser, the Company, the Castanea Entities, Johnson and Bacon. Any disclosure permitted by this Section 7.3 shall be made on a confidential basis, except as required by law. The Sellers acknowledge that Purchaser’s parent is a public entity and may have disclosure obligations imposed by law.

7.4           Publicity.

(a)           Subject to the succeeding sentence, none of the parties hereto shall (and they shall cause their respective Affiliates not to) issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of each of Purchaser, the Company, the Castanea Entities, Johnson and Bacon, unless disclosure is otherwise required by applicable law or by the applicable rules of any stock exchange on which such party or its Affiliate lists securities and, if disclosure is so required, such disclosure shall only be made to the extent required by such law or rules (in Madden’s determination as relates to interpretations of securities laws or stock exchange rules) and, to the extent reasonably practicable, after affording each of Purchaser, the Company, the Castanea Entities, Johnson and Bacon a reasonable opportunity to review and comment on the proposed disclosure (and such comments, if any, to the extent reasonable and appropriate, shall be considered in good faith). Following the Closing, the Company and Madden shall issue a joint press release concerning this Agreement and the transactions contemplated hereby subject to review by the Company, the Castanea Entities, Johnson and Bacon, and acceptable to Purchaser.

(b)           Without limiting the generality of the foregoing, in the event that this Agreement or any other Transaction Document is to be publicly filed or furnished, such filing or furnishing shall only be made, subject to such applicable law and rules (in Madden’s determination as relates to interpretations of securities laws or stock exchange rules), after redacting confidential or sensitive information and seeking confidential treatment of such redacted portions and after affording each of Purchaser, the Company, the Castanea Entities, Johnson and Bacon a reasonable opportunity to review and comment on the proposed confidential treatment application and to oppose (and to review and comment on the opposition to) any challenge to such application (and such comments, if any, to the extent reasonable and appropriate, shall be considered in good faith).

7.5           Tax Matters. As between Purchaser, on the one hand, and the Sellers, on the other hand, the Sellers shall be responsible for any and all Taxes with respect to the use and ownership of the Purchased Assets for all taxable periods (or portions thereof) prior to the Closing Date, and Purchaser shall be responsible for any and all Taxes with respect to the use and ownership of the Purchased Assets for all taxable periods (or portions thereof) beginning on or after the Closing Date.

7.6           Mutual Releases.

(a)           As of the Closing Date, in consideration of the covenants contained herein, each of the Sellers, the Castanea Entities, Vines, Johnson and Bacon (collectively, the “Seller Parties”), on behalf of itself and its Affiliates, and its and their respective heirs, executors, administrators, successors and assigns, (each a “Seller Releasor” and, collectively, the “Seller Releasors”), does hereby fully, unconditionally and irrevocably release, remise and forever discharge Madden, BJ Lender, BJ Agent, New Lender and Purchaser (collectively, the “Purchaser Parties”), their respective Affiliates (excluding, for avoidance of doubt, the Company and its subsidiaries), and the respective financial and legal advisors of the foregoing Persons, and their respective heirs, executors, administrators, successors and assigns, (collectively, the “Seller Released Persons”), and each of them, from any and all claims, controversies, suits, actions, causes of action, damages, liabilities or demands, whether in law or in equity, whether known or unknown, whether absolute or contingent, whether express or implied, whether liquidated or unliquidated, whether direct or indirect, whether nominally or beneficially possessed or claimed (each a “Released Claim”), that the Seller Releasor ever had, now has or may hereafter possess from the beginning of time arising out of or relating to any event or occurrence on or prior to, or any fact or circumstance existing on or prior to, the Closing Date and involving any of the Seller Released Persons; provided, however, that nothing contained in the foregoing shall affect the rights of the Seller Releasor arising under or in connection with any of this Agreement, the other Transaction Document and the other agreements, documents or instruments contemplated hereby or thereby (including any existing agreements being assumed pursuant to the terms hereof) or any of the transactions contemplated hereby or thereby. Each of the Seller Parties, individually and not jointly solely as to itself, himself or herself, represents and warrants to the Seller Released Persons that there has been no assignment or other transfer of any interest in any Released Claim subject to the foregoing release, except to any other Seller Releasor.

(b)           Each of the Seller Parties, on behalf of itself and its respective Seller Releasors, agrees and covenants not to sue or prosecute, institute or cooperate in the institution, commencement, filing, or prosecution of any suit on the basis of any claims released herein against any Seller Released Person. For avoidance of doubt, this release of all claims and covenant not to sue on the basis of any claim by the Seller Releasors is inclusive of and hereby releases and bars suit on account of all claims the Seller Releasors may hold or at any time heretofore had, owned or held, or could, shall or may hereafter have, own, or hold against the Seller Released Persons in the capacity as creditor of any of the Sellers or derivatively by, though or under any of the Sellers, including by reason of the dissolution, insolvency, or bankruptcy of any of the Sellers. If notwithstanding the releases herein, any Seller Releasor receives any distribution or recovery from or on behalf of any Seller Released Person on account of any claim released herein or any claims against the Seller Released Persons asserted by any Seller or a representative of any Seller or its creditors, including by a trustee or creditors’ committee in a bankruptcy case of any of the Sellers, such Seller Releasor shall promptly pay all such distributions or recoveries to each Seller Released Person from or on behalf of whom such distributions or recoveries were received.

(c)           As of the Closing Date, in consideration of the covenants contained herein, each of the Purchaser Parties, on behalf of itself and its Affiliates, and its and their respective successors and assigns, (each a “Purchaser Releasor” and, collectively, the “Purchaser Releasors”), does hereby fully, unconditionally and irrevocably release, remise and forever discharge the Seller Parties, their respective Affiliates (including, for avoidance of doubt, the Company and its subsidiaries), and the respective financial and legal advisors of the foregoing Persons, and their respective heirs, executors, administrators, successors and assigns, (collectively, the “Purchaser Released Persons”), and each of them, from any and all Released Claims that the Purchaser Releasor ever had, now has or may hereafter possess from the beginning of time arising out of or relating to any event or occurrence on or prior to, or any fact or circumstance existing on or prior to, the Closing Date and involving any of the Purchaser Released Persons; provided, however, that nothing contained in the foregoing shall affect the rights of the Purchaser Releasor arising under or in connection with any of this Agreement, the other Transaction Document and the other agreements, documents or instruments contemplated hereby or thereby or any of the transactions contemplated hereby or thereby. Each of the Purchaser Parties, individually and not jointly solely as to itself, represents and warrants to the Purchaser Released Persons that there has been no assignment or other transfer of any interest in any Released Claim subject to the foregoing release, except to any other Purchaser Releasor.

(d)           Each of the Purchaser Parties, on behalf of itself and its respective Purchaser Releasors, agrees and covenants not to sue or prosecute, institute or cooperate in the institution, commencement, filing, or prosecution of any suit on the basis of any claims released herein against any Purchaser Released Person. For avoidance of doubt, this release of all claims and covenant not to sue on the basis of any claim by the Purchaser Releasors is inclusive of and hereby releases and bars suit on account of all claims the Purchaser Releasors may hold or at any time heretofore had, owned or held, or could, shall or may hereafter have, own, or hold against the Purchaser Released Persons in the capacity as creditor of any of the Sellers or derivatively by, though or under any of the Sellers, including by reason of the dissolution, insolvency, or bankruptcy of any of the Sellers. If notwithstanding the releases herein, any Purchaser Releasor receives any distribution or recovery from or on behalf of any Purchaser Released Person on account of any claim released herein or any claims against the Purchaser Released Persons asserted by any Seller or a representative of any Seller or its creditors, including by a trustee or creditors’ committee in a bankruptcy case of any of the Sellers, such Purchaser Releasor shall promptly pay all such distributions or recoveries to each Purchaser Released Person from or on behalf of whom such distributions or recoveries were received.

(e)           Notwithstanding anything contained herein or in any other Transaction Documents to the contrary, the following items (the “Existing Payables”) are expressly excluded from the mutual releases contained herein: (1) any monies or payables accrued, incurred or otherwise owed by Madden or any Affiliate for royalties or other sums as of September 30, 2010 under any existing license agreement with Sellers (the “Existing Madden/Johnson License”), and (2) any monies or payables accrued, owed or otherwise incurred by Sellers or their Affiliates to Madden as of September 30, 2010 under the Existing Madden/Johnson License. Sellers and Madden expressly agree that any Existing Payables under the Existing Madden/Johnson License shall continue to remain owing and in effect and shall be payable in the ordinary course as exists between the parties in accordance with the terms of the Existing Madden License.

ARTICLE VIII

ADDITIONAL TRANSACTIONS

8.1           Cancellation of Balance of Existing Obligations. At the Closing, all Existing Obligations remaining, after giving effect to the credits contemplated by Section 3.1 and Section 8.5(b), shall be cancelled (other than those, if any, which survive termination as provided below), and all Liens securing the Existing Obligations shall be released (other than those, if any, which are to be amended to secure the Company’s obligations under the New Term Loan Documents, as provided below). Such cancellation and release shall be evidenced and effected by the Payoff Letter, which Payoff Letter shall expressly set forth (i) those Existing Obligations, if any, which survive termination and (ii) those Liens, if any, securing the Existing Obligations that are not being released.

8.2           New Licenses. At the Closing, the Company and Purchaser shall enter into the following (collectively, the “New Licenses”): (i) a retail & e-commerce license in substantially the form attached hereto as Exhibit F (the “Retail & E-Commerce License”) and (ii) a limited license in substantially the form attached hereto as Exhibit G (the “Limited License”).

8.3           Supply Agreement. At the Closing, the Company and Madden shall enter into a supply agreement in substantially the form attached hereto as Exhibit H (the “Supply Agreement”).

8.4           New Term Loan.

(a)           At the Closing, (i) New Lender shall make a term loan to the Company in the principal amount of $3,000,000 (the “New Term Loan”); (ii) the Company shall execute and deliver to New Lender a promissory note in substantially the form attached hereto as Exhibit I (the “Promissory Note”) evidencing the New Term Loan; and (iii) the Company and New Lender shall enter into a security agreement in substantially the form attached hereto as Exhibit J (the “Security Agreement”).

(b)           The transactions contemplated by the Security Agreement to be consummated upon the execution and delivery thereof shall be consummated concurrently with the Closing. Without limiting the generality of the foregoing, the Company and New Lender shall cause account control agreements relating to certain of the Company’s accounts as specified in the Security Agreement, in form and substance reasonably acceptable to the Company and New Lender, to be entered into by and among the Company, New Lender and the applicable financial institutions as soon as reasonably practicable following the Closing (the “Account Control Agreements”). The Security Agreement and the Account Control Agreements are referred to collectively herein as the “Security Documents.”

(c)           The Promissory Note and the Security Documents are referred to collectively herein as the “New Term Loan Documents.”

(d)           For so long as any of the Castanea Entities or their respective Affiliates holds any membership interest in the Company, the Castanea Entities (and their respective designees and assignees) shall have a right of first refusal on any proposed transfer or assignment, in whole or in part, of the Promissory Note (a “Proposed Transfer”), as set forth more fully below. In the event of any Proposed Transfer, New Lender shall deliver a written notice (the “Proposed Transfer Notice”) to the Castanea Entities, not later than fifteen (15) days prior to the consummation of such Proposed Transfer, setting forth the material terms and conditions (including price and form of consideration) of the Proposed Transfer and the identity of the prospective transferee. The Castanea Entities shall have the right, but not the obligation, to purchase all, but not less than all, of that portion of the Promissory Note subject to the Proposed Transfer, on the terms and conditions specified in the Proposed Transfer Notice. To exercise such right of first refusal, the Castanea Entities must deliver written notice thereof within ten (10) days after delivery of the Proposed Transfer Notice, in which event the consummation thereof shall occur not later than seven (7) Business Days after delivery of such election notice. In the event that the Castanea Entities do not exercise such right of first refusal, New Lender may consummate the Proposed Transfer on the terms and conditions specified in the Proposed Transfer Notice. The foregoing right of first refusal shall not apply to any Proposed Transfer to Madden or any of its Affiliates, provided that each such transferee shall execute and deliver a written agreement, in form and substance reasonably acceptable to the Castanea Entities, to be bound by the provisions of this Section 8.4(d) to the same extent as New Lender. The foregoing right of first refusal shall not apply to (nor be assignable to) any purchaser of all or a majority of the Castanea Entities’ membership interests other than an Affiliate of the Castanea Entities, and is, instead, exclusive and “personal” solely to the Castanea Entities.

8.5           Equity Recapitalization.

(a)           At the Closing, (i) the limited liability company agreement of the Company shall be amended and restated to be in substantially the form attached hereto as Exhibit K (the “Restated Company LLC Agreement”) and (ii) the applicable parties shall enter into an amended and restated securityholders agreement in substantially the form attached hereto as Exhibit L (the “Securityholders Agreement” and, together with the Restated Company LLC Agreement, the “Equity Documents”).

(b)           At the Closing and upon the terms and conditions set forth in the Restated Company LLC Agreement, the Company shall issue to BJ Lender that number of Class B Preferred Shares of the Company set forth on Schedule B to the Restated Company LLC Agreement, in consideration for a credit in the amount of $200,000, effective as of the Closing, against the outstanding principal balance of the Existing Obligations. Such credit shall be evidenced and effected by the Payoff Letter.

(c)           At the Closing, upon the terms and conditions set forth in the Restated Company LLC Agreement, the Castanea Entities shall make a capital contribution to the Company in aggregate amount equal to $3,000,000 (the “Capital Contribution”) in exchange for Class A Preferred Shares of the Company in the respective amounts set forth on Schedule B to the Restated Company LLC Agreement.

ARTICLE IX

MISCELLANEOUS

9.1           Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the Business Day of such delivery (as evidenced by the receipt of the personal delivery service), (b) if mailed certified or registered mail return receipt requested, five (5) Business Days after being mailed, (c) if delivered by overnight courier (with all charges having been prepaid), on the Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (d) if delivered by facsimile transmission, on the Business Day of such delivery if sent by 5:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). All such notices, demands, consents, requests, instructions and other communications will be sent to the addresses or facsimile numbers as set forth below or to such other address or facsimile number as a party may have furnished to the other parties in writing in accordance herewith.

(a)	If to the Sellers:

Betsey Johnson LLC
498 7th Avenue, 21st Floor
New York, NY 10018
Attention: Ms. Susan Falk
Facsimile: (212) 244-0855

with a copy to (which shall not constitute notice):

Goulston & Storrs, P.C.
400 Atlantic Avenue
Boston, MA 02110-3333
Attention: Kitt Sawitsky
Facsimile: (617) 574-7633

and with a further copy to (which shall not constitute notice):

Goulston & Storrs, P.C.
400 Atlantic Avenue
Boston, MA 02110-3333
Attention: David L. Coombs
Facsimile: (617) 574-7672

(b)	If to Vines:

BJ Vines, Inc.
c/o Betsey Johnson
45 Fifth Avenue, Apt. 7A/B,
New York, New York 10003

with a copy to:

BJ Vines, Inc.
c/o Chantal Bacon
222 West 22nd Street
New York, NY 10011

and with a further copy to (which shall not constitute notice):

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attention: Todd R. Triller
Facsimile: (212) 326-2061

(c)	If to Madden, BJ Lender, BJ Agent, New Lender or Purchaser:

c/o Steven Madden Ltd.
52-16 Barnett Avenue
Long Island City, NY 11104
Attention: Mr. Ed Rosenfeld
Facsimile: (718) 308-8993

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: Neil E. Herman
Facsimile: (212) 309-6001

(d)	If to any of the Castanea Entities:

Castanea Partners
Three Newton Executive Park
Suite 304
Newton, MA 02462
Attention: Paul F. Gibbons
Facsimile: 617-630-2424

with a copy to (which shall not constitute notice):

Cooley LLP
500 Boylston Street
Boston, Massachusetts 02116-3736
Attention: Patrick J. Mitchell
Facsimile: (617) 937-2400

(e)	If to Johnson:

Betsey Johnson
45 Fifth Avenue, Apt. 7A/B,
New York, New York 10003

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attention: Todd R. Triller
Facsimile: (212) 326-2061

(f)	If to Bacon:

Chantal Bacon
222 West 22nd Street
New York, NY 10011

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Attention: Todd R. Triller
Facsimile: (212) 326-2061

or to such other address as any such party shall designate by written notice to the other party.

9.2           Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect, and the parties shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed by such illegal, void or unenforceable provision.

9.3           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 9.3.

9.4           Survival of Representations and Warranties; Indemnification; Limitations of Liability.

(a)           Survival of Representations and Warranties. The parties hereto agree that the representations and warranties contained in this Agreement, other than those set forth in ARTICLE VI (the “Covered Representations”) and Section 7.6, shall not survive the Closing hereunder and no Person shall have any liability for any breach thereof. The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing, the Covered Representations, and the representations and warranties set forth in Section 7.6, shall survive the Closing hereunder, and each party hereto shall be liable to the other after the Closing for any breach thereof, subject to the limitations set forth in this Section 9.4. Purchaser must give notice to the Company of any claim for indemnification under this Section 9.4 in writing setting forth the specific claim and the basis therefor in reasonable detail prior to the expiration of the eighteen (18) month anniversary of the Closing Date (the “Survival Period”).

(b)           Indemnification by the Company. Subject to the limitations set forth in this Section 9.4, the Company shall indemnify Purchaser and its officers, directors, employees, agents, attorneys, and Affiliates (collectively, the “Purchaser Indemnified Persons”) against and hold them harmless from any and all losses, costs, expenses (including the reasonable fees, charges, and disbursements of counsel), claims, damages and liabilities (individually, a “Loss” and, collectively, “Losses”), incurred by Purchaser Indemnified Parties or asserted against Purchaser Indemnified Parties by any third party, by reason of any legal action, proceeding, arbitration or other claim, whether or not well grounded and by whomsoever concerned, based upon, arising from, relating to, or in connection with the failure of any of the Covered Representations to be true and correct.

(c)           Indemnification Procedures. In the event that any legal action, proceeding, arbitration or other claim shall be instituted or asserted by any third party in respect of which indemnification may be sought under this Section 9.4 (an “Indemnification Claim”), Purchaser Indemnified Parties shall cause written notice of the assertion of any Indemnification Claim to be forwarded to the Company within a reasonable period of time. The Company shall have the right, at its sole cost and expense, to be represented by counsel of its choice, reasonably acceptable to Purchaser, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder. The Purchaser Indemnified Persons shall cooperate as reasonably requested by the Company in the defense of such Indemnification Claim. Notwithstanding the foregoing, except with Purchaser Indemnified Parties’ prior written consent, the Company shall not consent to the entry of any judgment or enter into any settlement that adversely affects the rights of Purchaser Indemnified Parties.

(d)           Monetary Limitations. In no event shall the aggregate indemnification to be paid by the Company under this Section 9.4 exceed $1,000,000.

(e)           Exclusive Remedy. The remedies set forth in this Section 9.4 shall constitute the sole and exclusive remedy, and shall be in lieu of any other remedies that may be available to the Purchaser Indemnified Persons, in respect of third party claims relating to or arising from any failure of any of the Covered Representations to be true and correct. Any direct claims by Purchaser arising from any failure of the covered representations to be true and correct shall be counted against the same aggregate cap in Section 9.4(d).

(f)           Survival. The provisions of this Section 9.4 shall survive the termination of this Agreement.

9.5           Expenses. Except as otherwise expressly provided herein, whether or not the Closing occurs, the parties shall each pay their respective expenses (including legal fees) incurred in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (“Transaction Expenses”). Notwithstanding the foregoing, in the event that the Riverhead Lease shall not have been terminated or assigned on or prior to the Riverhead Deadline as a result of the failure of the Company to perform its obligations under the Riverhead Agreement, then the Company promptly thereafter shall pay the aggregate Transaction Expenses of BJ Agent, BJ Lender and New Lender outstanding as of the Closing, but not in an amount exceeding $150,000.

9.6           Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other parties, and any attempted assignment, without such consent, shall be null and void. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise expressly provided herein or as the context otherwise requires, the respective obligations of the parties under this Agreement shall inure to the benefit of and be enforceable by only the Sellers and Purchaser, as applicable. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party nor create or establish any third party beneficiary hereto.

9.7           Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or a failure or delay by any party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

9.8           Specific Performance. The parties agree that immediate and irreparable damage, for which money damages would not be an adequate remedy, would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions (without posting a bond or other undertaking) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

9.9           Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

9.10         Consent to Jurisdiction; Waiver of Jury Trial. Each party irrevocably submits to the exclusive jurisdiction of any state or Federal court located within the Borough of Manhattan, City of New York in the State of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 9.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which such party has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding set forth above arising out of this Agreement or the transactions contemplated hereby, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION THEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

9.11         Litigation Support. In the event and for so long as the parties are actively prosecuting, contesting or defending any action, suit, grievance, arbitration, proceeding, hearing, investigation, charge, complaint, Claim or demand with respect to any third party in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date relating to or involving the Purchased Assets, the Assumed Liabilities or the operation of the Business prior to the Closing Date, the other parties will reasonably cooperate with such contest or defense and make reasonably available its personnel, records and information applicable to such matter as may be necessary in connection with prudent handling of such prosecution, contest or defense, at the prosecuting, contesting or defending party’s expense; provided, however, that the provisions of this Section 9.11 shall not derogate from, and shall be subject to, the indemnification rights and obligations of any parties under any of the Transaction Documents, including the New Licenses.

9.12         Entire Agreement. This Agreement, the other Transaction Documents and the exhibits hereto and thereto set forth the entire understanding of the parties with respect to the subject matter hereof and thereof, and supersede all prior agreements or understandings with respect to the subject matter hereof and thereof, including the unexecuted Term Sheet for Out-of-Court Restructuring exchanged among certain of the parties on or about September 23, 2010.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BETSEY JOHNSON LLC			BJ ACQUISITION LLC, as Lender

By:	/s/ Susan Falk		By:	/s/ Edward Rosenfeld
	Name:	Susan Falk		Name:	Edward Rosenfeld
	Title:	Chief Executive Officer		Title:	CEO

BETSEY JOHNSON (UK) LIMITED			BJ AGENT LLC, as Agent

By:	/s/ Jonathan Friedman		By:	/s/ Edward Rosenfeld
	Name:	Jonathan Friedman		Name:	Edward Rosenfeld
	Title:	Director		Title:	CEO

BETSEY JOHNSON CANADA LTD.			STEVEN MADDEN, LTD.

By:	/s/ Jonathan Friedman		By:	/s/ Edward Rosenfeld
	Name:	Jonathan Friedman		Name:	Edward Rosenfeld
	Title:	Secretary		Title:	CEO

ACKNOWLEDGED AND AGREED:

BJ VINES, INC.

By:	/s/ Chantal Bacon
Name:
Title:

BETSEY JOHNSON

/s/ Betsey Johnson

CHANTAL BACON

/s/ Chantal Bacon

ACKNOWLEDGED AND AGREED:

CASTANEA FAMILY HOLDINGS LLC		CASTANEA FAMILY INVESTMENTS LLC

By:	CASTANEA PARTNERS LLC	By:	CASTANEA PARTNERS LLC
Its:	Manager	Its:	Manager

By:	/s/ Brian J. Knez	By:	/s/ Brian J. Knez
	Brian J. Knez		Brian J. Knez
	Managing Member		Managing Member

By:	/s/ Robert A. Smith	By:	/s/ Robert A. Smith
	Robert A. Smith		Robert A. Smith
	Managing Member		Managing Member

CASTANEA PARTNERS FUND III, L.P.

By:	Castanea Partners Fund GP III, LLC
Its:	Sole General Partner

By:	/s/ Brian J. Knez
Brian J. Knez
Managing Member

By:	/s/ Robert A. Smith
Robert A. Smith
Managing Member

Schedules to Restructuring Agreement*

Schedule 1.1(a) - Seller Knowledge Parties

Schedule 2.1(a) - Certain Purchased Intellectual Property

Schedule 2.1(b) - Purchased Outbound Licenses

Schedule 2.1(c) - Purchased Licensing Agent Agreements

Schedule 2.1(d) - Purchased Inbound Licenses

Schedule 2.2(b) - Excluded Outbound Licenses

Schedule 2.2(c) - Excluded Inbound Licenses

Schedule 2.3(b) - Other Liabilities

Schedule 3.2 - Asset Acquisition Statement

Schedule 4.2(j) - Third Party Consents

Schedule 6.1(c) - Liens

Schedule 6.1(e) - Infringement Claims against Sellers

Schedule 6.1(h) - Fragrance Licenses

* Steven Madden, Ltd. agrees to furnish, supplementally, a copy of any of the above referenced schedules to the Securities and Exchange Commission upon its request.